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Exhibit 10.18

Amended and Restated
Business Loan Agreement

Bank of America, N.A.

        This Amended and Restated Business Loan Agreement, dated as of May 30, 2002, is between BANK OF AMERICA, N.A. (the "Lender") and WORLD TRAVEL, LLC (the "Borrower") and amends and restates that certain Business Loan Agreement, dated as of February 28, 2002 between the Borrower and the Lender (the "Original Loan Agreement") and is not a repayment or novation of the Original Loan Agreement.

R E C I T A L S

        WHEREAS, the Borrower provided a term loan to the Borrower (the "Term Loan") in the original principal amount of $28,500,000 pursuant to the Original Loan Agreement;

        WHEREAS, contemporaneously herewith Valvino Lamore, LLC, a Nevada limited liability company (the "Guarantor") is purchasing (the "Valvino Purchase") all of the outstanding membership interests in the Borrower and will be the sole member of the Borrower; and

        WHEREAS, the Borrower and the Lender desire to amend and restate the Original Loan Agreement to provide for, among other things, the Valvino Purchase and, in connection therewith, the release and replacement of the Continuing Guaranty of Stephen A. Wynn in favor of the Lender (the "Wynn Guaranty") with a Continuing Guaranty from Guarantor in favor of the Lender (the "Valvino Guaranty").

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    TERM LOAN TERMS.

        1.1    Interest Rate.

          (a)    Prime Rate.    Unless the Borrower elects an optional interest rate as described below, the interest rate is a per annum rate equal to the Lender's Prime Rate defined below plus 0.25%.

            The "Prime Rate" is the rate of interest publicly announced from time to time by the Lender as its Prime Rate (the "Index"). The Prime Rate is set by the Lender based on various factors, including the Lender's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Lender may price loans to its customers at, above or below the Prime Rate. Any change in the Prime Rate will take effect at the opening of business on the day specified in the public announcement of a change in the Lender's Prime Rate. The Index is not necessarily the lowest rate charged by the Lender on its loans and is set by the Lender in its sole discretion. If the Index becomes unavailable during the term of this loan, the Lender may designate a substitute index after notifying the Borrower. The Lender will tell the Borrower the current Index rate upon the Borrower's request.

          (b)    Optional Interest Rates.    Instead of the interest rate based on the Prime Rate, the Borrower may elect the optional interest rate(s) described below for the Term Loan during interest periods agreed to by the Lender and the Borrower. The optional rate(s) shall be subject to the terms and conditions described in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion". If the Borrower elects the optional rate described below, such optional rate shall continue until such time as the Borrower elects otherwise or the provisions of Section 1.3(c)(iii) are applicable.

          (c)    LIBOR Rate.    The Borrower may elect to have all or Portions of the principal balance bear interest at a rate per year equal to the LIBOR Rate plus 2.50%. Designation of a LIBOR Rate Portion is subject to the following requirements:

            (i)    The interest period during which the LIBOR Rate will be in effect will be one, two, three or six months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Lender is open for business in New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Lender using the practices of the London inter-bank market.

            (ii)  Each LIBOR Rate Portion will be for an amount not less than $1,000,000. No more than 3 separate LIBOR Rate Portions may be outstanding at any time.

            (iii)  "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Lender as of the first day of the interest period):

LIBOR Rate	=	London Inter-Bank Offered Rate (1.00—Reserve Percentage)

            Where,

              (a)    "London Inter-Bank Offered Rate"    means the average per annum interest rate at which U.S. dollar deposits would be offered for the applicable interest period by major banks in the London inter-bank market, as shown on the Telerate Page 3750 (or any successor page) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. If such rate does not appear on the Telerate Page 3750 (or any successor page), the rate for that interest period will be determined by such alternate method as reasonably selected by Lender. A "London Banking Day" is a day on which Lender's London Banking Center is open for business and dealing in offshore dollars.

              (b)    "Reserve Percentage"    means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

            (iv)  The Borrower shall irrevocably request a LIBOR Rate Portion no later than 10:00 a.m. Chicago time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

            (v)  The Borrower may not elect a LIBOR Rate with respect to any principal which is scheduled to be repaid before the last day of the applicable interest period.

            (vi)  Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

              (a)  the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

              (b)  the interest which would have been recoverable by the Lender by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Lender, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

            (vii) The Lender will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

              (a)  Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

              (b)  the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

        1.2    Repayment Terms.

          (a)    Interest.    The Borrower will pay interest on June 1, 2002, and then monthly thereafter on the first day of each month until payment in full of any principal outstanding under the Term Loan.

          (b)    Interest—Optional Interest Rate.    The Borrower will pay interest on any amount bearing interest at an optional interest rate described above at the end of the applicable interest period, which will be no later than the maturity date and, if the interest period is longer than 90 days then on the day which is 90 days after the first day of the interest period, and thereafter each 90 days during the interest period.

          (c)    Principal.    The Borrower will repay principal in 47 successive monthly installments of $158,333 starting March 1, 2003 and continuing thereafter on the first day of each month. On March 1, 2007 the Borrower will repay the remaining principal balance plus any interest then due.

          (d)    Optional Prepayments.    Subject to the payment of any "breakage" fee applicable to any interest rate swap arrangement between the Borrower and the Lender, the Borrower may prepay the Term Loan in full or in part at any time. Any prepayment will be applied to the installments of principal due under this Agreement in the inverse order of their maturities.

          (e)    Mandatory Prepayment.    Upon the occurrence of an Event of Loss (as defined in the Aircraft Mortgage) with respect to the Aircraft, the Borrower will pay to the Lender, as a mandatory prepayment of the Term Loan, the Loss Value (as defined in the Aircraft Mortgage) to the extent and in the manner required by the terms of Section 4.1 of the Aircraft Mortgage.

2.    FEES AND EXPENSES

        2.1    Loan Fee.    The Borrower paid to the Lender a loan fee in the amount of $142,500 on the date of the initial disbursement under the Term Loan.

        2.2    Expenses.    The Borrower agrees to reimburse the Lender upon demand, whether or not any loan is made under this Agreement, for:

          (a)  filing, recording and search fees, appraisal fees, title report fees, documentation fees, and other similar out-of-pocket fees, costs and expenses incurred by the Lender.

          (b)  The expenses of the Lender for the preparation of this Agreement and any agreement or instrument required by this Agreement. Such expenses include, but are not limited to, reasonable attorneys' fees.

          (c)  Upon and during the continuance of an Event of Default, the cost of periodic appraisals of the collateral securing this Agreement, at such intervals as the Lender may reasonably require. The appraisals may be performed by employees of the Lender or by independent appraisers.

          (d)  Any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or any agreement or instrument required by this Agreement.

3.    DISBURSEMENTS, PAYMENTS AND COSTS

        3.1    Disbursements and Payments.    The disbursement by the Lender will be made in immediately available funds and will be evidenced by records kept by the Lender. In addition, the Lender may, at its discretion, require the Borrower to sign a promissory note evidencing the Term Loan. Each payment made by the Borrower will be made without set-off or counterclaim in immediately available funds not later than 2:00 p.m., Chicago time, on the date called for under this Agreement at the Lender's office at 231 South LaSalle Street, Chicago, Illinois 60697. Funds received on any day after such time will be deemed to have been received on the next Banking Day. Whenever any payment to be made under this Agreement is stated to be due on a day which is not a Banking Day, such payment will be made on the next succeeding Banking Day and such extension of time will be included in the computation of any interest.

        3.2    Telephone and Telefax Authorization.

          (a)  The Lender may honor telephone or telefax instructions for advances or repayments or the designation of optional interest rates given or purported to be given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

          (b)  The Borrower will indemnify and hold the Lender harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Lender reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement's termination, and will benefit the Lender and its officers, employees, and agents.

        3.3    Banking Days.    Unless otherwise provided in this Agreement, a "Banking Day" is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in Chicago, Illinois. All payments which would be due on a day which is not a Banking Day will be due on the next Banking Day. All payments received on a day which is not a Banking Day will be applied to the credit on the next Banking Day.

        3.4    Additional Costs.    The Borrower will pay the Lender, on demand, for the Lender's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the Term Loan in a manner determined by the Lender, using any reasonable method. The costs include the following:

          (a)  any reserve or deposit requirements; and

          (b)  any capital requirements relating to the Lender's assets and commitments for credit.

        3.5    Interest Calculation.    Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360 day year and the actual number of days elapsed. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

        3.6    Default Rate.    Upon the occurrence and during the continuation of any Event of Default under this Agreement, advances under this Agreement will at the option of the Lender bear interest at a rate per annum which is 4% higher than the Lender's Prime Rate. This will not constitute a waiver of any Event of Default.

        3.7    Interest Compounding.    At the Lender's sole option in each instance, any interest, fees or costs which are not paid when due under this Agreement shall bear interest from the due date at the Lender's Prime Rate plus 4%. This may result in compounding of interest.

4.    COLLATERAL.

        4.1    Borrower's Obligations.    The Borrower's obligations to the Lender under this Agreement will be secured by the Bombardier Global Express aircraft (the "Aircraft") referred to in the Mortgage, Security Agreement and Assignment between the Borrower and the Lender, as assigned by the Borrower to Wells Fargo Bank North West, National Association, not in its individual capacity but solely as Owner Trustee under that certain Trust Agreement, dated as of May 10, 2002 ("Owner Trustee") pursuant to that certain Assignment and Assumption Agreement dated May 10, 2002 (collectively, the "Aircraft Mortgage").

5.    CONDITIONS

        The Lender must receive the following items, in form and content acceptable to the Lender, before it is required to extend any credit to the Borrower under this Agreement:

        5.1    Authorizations.    Evidence that the execution, delivery and performance by the Borrower (and any guarantor) of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

        5.2    Governing Documents.    A copy of the Borrower's articles of organization and operating agreement.

        5.3    Good Standing.    Certificates of good standing for the Borrower from its state of organization and from any other state in which the Borrower is required to qualify to conduct its business.

        5.4    Aircraft Mortgage.    A signed original Aircraft Mortgage, together with a UCC-1 Financing Statement.

        5.5    Evidence of Priority.    Evidence that security interests and liens in favor of the Lender are valid, enforceable, and prior to all others' rights and interests, except those the Lender consents to in writing.

        5.6    Insurance.    Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

        5.7    Guaranty.    The Valvino Guaranty signed by the Guarantor.

        5.8    Legal Opinion.    A written opinion from the Lender's FAA counsel, covering such matters as the Lender may require.

        5.9    Payment of Fees.    Payment of all accrued and unpaid expenses incurred by the Lender as required by the Section of this Agreement entitled "Fees and Expenses".

        5.10    Other Items.    Any other items that the Lender reasonably requires.

6.    REPRESENTATIONS AND WARRANTIES

        When the Borrower signs this Agreement, and until the Lender is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

        6.1    Organization of Borrower.    The Borrower is a limited liability company duly formed and existing under the laws of the state where organized.

        6.2    Authorization.    This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not violate any provision of its organizational papers.

        6.3    Enforceable Agreement.    This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable, in each case subject to applicable bankruptcy laws.

        6.4    Good Standing.    In each state in which the Borrower does business, it is properly licensed, in good standing, and in compliance with fictitious name statutes, in each case as required by each such state.

        6.5    No Conflicts.    This Agreement does not violate any law, agreement, or obligation by which the Borrower is bound.

        6.6    Financial Information.    All financial and other information that has been or will be supplied to the Lender is:

          (a)  sufficiently complete to give the Lender accurate knowledge of the Borrower's (and the Guarantor's) financial condition including all material contingent liabilities.

          (b)  in compliance with all government regulations that apply.

Since the date of the financial statement specified above, there has been no material adverse change in the assets or the financial condition of the Borrower (or the Guarantor).

        6.7    Lawsuits.    There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower, which, if lost, would impair the Borrower's financial condition or ability to repay the Term Loan.

        6.8    Collateral.    All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others.

        6.9    Permits, Franchises.    The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

        6.10    Other Obligations.    The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

        6.11    Income Taxes.    The Borrower has filed all tax returns required to be filed and has paid, or made adequate provisions for the payment of, all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property. No tax liens have been filed and no material claims are being asserted with respect to any such taxes. The reserves on the books of the Borrower in respect of taxes are adequate. The Borrower is not aware of any proposed assessment or adjustment for additional taxes (or any basis for any such assessment) which might be material to the Borrower.

        6.12    No Event of Default.    There is no event which is, or with notice or lapse of time or both would be, an Event of Default under this Agreement.

        6.13    Insurance.    The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

        6.14    Jurisdiction of Organization.    The Borrower is organized under the laws of the State of Nevada and the Borrower's organizational identification number is LLC860-2002.

        6.15    U.S. Citizenship.    The Owner Trustee is a citizen of the United States (as defined in 49 U.S.C. Section 40102(a)(15)) and is eligible to register the Aircraft with the Federal Aviation Administration pursuant to Part 47 of the Federal Aviation Regulations.

7.    COVENANTS

        The Borrower agrees, so long as credit is available under this Agreement and until the Lender is repaid in full:

        7.1    Financial Information.    To provide the following financial information and statements and such additional information as requested by the Lender from time to time:

          (a)  The Guarantor's quarterly financial statements within forty-five (45) days of the last day of each calendar quarter in a form and content reasonably acceptable to the Lender; provided, that in the event that the Guarantor becomes subject to any SEC reporting requirements for either public debt or equity, such financial reports shall be deemed acceptable by the Lender.

          (b)  Commencing with the calendar year ending December 31, 2002 and annually thereafter within one hundred twenty (120) days of calendar year end, the Guarantor's annual audited financial statements on a consolidated basis with an unqualified opinion from a CPA firm reasonably acceptable to the Lender.

          (c)  A compliance certificate of the Guarantor, substantially in the form of Exhibit "A" attached to the Valvino Guaranty, within forty-five (45) days of the last day of each calendar year end that the Term Loan is outstanding, in form and content satisfactory to the Lender, and certified in writing as true and correct by the Guarantor, evidencing the Guarantor's compliance with the terms of the Guaranty as of the last day of such period, and providing such additional financial or other information as Lender may reasonably request from time to time.

        7.2    Other Liens.    Not to create, assume, or allow any security interest or lien (including judicial liens) on the Aircraft, except:

          (a)  Mortgages, deeds of trust and security agreements in favor of the Lender.

          (b)  Liens permitted by the Aircraft Mortgage including liens for taxes not yet due.

        7.3    Change of Ownership of the Aircraft.    Not to cause, permit, or suffer any beneficial change in the Guarantor's ownership of the Aircraft.

        7.4    Change of Ownership of the Guarantor.    Not to cause, permit, or suffer Stephen A. Wynn ("Wynn") to cease to own, directly or indirectly, 30% of the capital ownership of the Guarantor and to cause Wynn to be Chief Executive Officer of the Guarantor.

        7.5    Parent of Borrower.    In the event that Guarantor is not the Borrower's parent and the owner, directly or indirectly, of all of the Nevada related operations of the Borrower's publicly held parent, including, without limitation, all related real property and all operations related to Le Reve, then the Borrower shall promptly cause the entity which controls such Nevada related operations of the Borrower's publicly held parent to issue a guaranty in form and content satisfactory to the Lender in substitution of the Valvino Guaranty.

        7.6    Notices to Lender.    To promptly notify the Lender in writing of:

          (a)  any Event of Default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an Event of Default.

          (b)  any material adverse change in the Borrower's ability to repay the Term Loan.

          (c)  any change in the Borrower's name, legal structure, or jurisdiction of organization.

        7.7    Books and Records.    To maintain adequate books and records.

        7.8    Audits.    To allow the Lender and its agents to inspect the Aircraft and examine, audit and make copies of books and records relating to the Aircraft at any reasonable time. If the Aircraft or the books or records relating thereto are in the possession of a third party, the Borrower authorizes that third party to permit the Lender or its agents to have access to perform inspections or audits and to respond to the Lender's requests for information concerning the Aircraft and the books and records relating thereto. The Lender has no duty to inspect the Aircraft or to examine, audit or copy books and records and the Lender shall not incur any obligation or liability by reason of not making any such inspection or inquiry. In the event that the Lender inspects the Aircraft or examines, audits or copies books and records relating thereto, the Lender will be acting solely for the purposes of protecting the Lender's security and preserving the Lender's rights under this Agreement. Neither the Borrower nor any other party is entitled to rely on any inspection or other inquiry by the Lender. The Lender owes no duty of care to protect the Borrower or any other party against, or to inform the Borrower or any other party of, any adverse condition that may be observed as affecting the Aircraft, or the Borrower's business. The Lender may in its discretion disclose to the Borrower or any other party any findings made as a result of, or in connection with, any inspection of the Aircraft.

        7.9    Compliance with Laws.    To materially comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

        7.10    Preservation of Rights.    To maintain its existence except as otherwise provided herein.

        7.11    Perfection of Liens.    To help the Lender perfect and protect its security interests and liens, and reimburse it for related costs it incurs to perfect its security interests and liens.

        7.12    Cooperation.    To take any action reasonably requested by the Lender to carry out the terms of this Agreement.

        7.13    Insurance.

          (a)    Insurance Covering Collateral.    To maintain all risk property damage insurance policies covering the Aircraft as required by the Aircraft Mortgage.

          (b)    General Business Insurance.    To maintain insurance as is usual for the business it is in, including, but not limited to the insurance required by the Aircraft Mortgage.

          (c)    Evidence of Insurance.    Upon the request of the Lender, to deliver to the Lender a copy of each insurance policy, or, if permitted by the Lender, a certificate of insurance listing all insurance in force.

        7.14    Additional Negative Covenants.    Not to, without the Lender's written consent:

          (a)  liquidate or dissolve the Borrower's business.

          (b)  enter into any consolidation, merger, pool, joint venture, syndicate, or other combination, or become a partner in a partnership, a member of a joint venture or a member of a limited liability company unless the Guarantor retains the power to direct the management of the resulting entity and the resulting entity assumes all obligations of Borrower hereunder and executes all required documents, including, without limitation a new Aircraft Mortgage.

          (c)  sell, assign, lease, transfer or otherwise dispose of the Aircraft or any interest therein, except for a lease of the Aircraft to any entity controlled by Guarantor.

8.    DEFAULT.

        If any of the following events ("Events of Default") occurs, the Lender may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay the entire Term Loan immediately and without prior notice. If an Event of Default occurs under the Section entitled "Bankruptcy," then the entire Term Loan outstanding under this Agreement will automatically be due immediately.

        8.1    Failure to Pay.    The Borrower fails to make a payment under this Agreement when due.

        8.2    Lien Priority.    The Lender fails to have an enforceable first lien (except for any prior liens to which the Lender has consented in writing) on or security interest in any property given as security for the Term Loan.

        8.3    False Information.    The Borrower (or the Guarantor) has given the Lender false or misleading information or representations.

        8.4    Bankruptcy.    The Borrower (or the Guarantor) files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or the Guarantor), or the Borrower (or the Guarantor) makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against the Borrower (or the Guarantor) is dismissed within a period of 45 days after the filing; provided, however, that the Lender will not be obligated to extend any additional credit to the Borrower during that period.

        8.5    Receivers; Termination.    A receiver or similar official is appointed for the Borrower's (or the Guarantor's) business, or the business is terminated.

        8.6    Judgments.    Any judgments or arbitration awards are entered against the Borrower, or the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of $2,000,000 or more in excess of any insurance coverage.

        8.7    Government Action.    Any government authority takes action that the Lender believes materially adversely affects the Borrower's (or the Guarantor's) ability to repay the Term Loan.

        8.8    Material Adverse Change.    A material adverse change occurs in the Borrower's (or the Guarantor's) ability to repay the Term Loan.

        8.9    Default Under Related Documents.    Any guaranty, subordination agreement, security agreement, mortgage, deed of trust, or other document required by this Agreement is violated or no longer in effect.

        8.10    Other Bank Agreements.    The Borrower (or the Guarantor) fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower (or the Guarantor) has with the Lender or any affiliate of the Lender, or demand is made by the Lender or any affiliate of the Lender on any obligation owing to the Lender or such affiliate under any other agreement the Borrower (or the Guarantor) has with the Lender or any affiliate of the Lender if such failure materially and adversely affects the Borrower's (or the Guarantor's) ability to repay the Term Loan.

        8.11    Other Breach Under Agreement.    The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article 8.

If the breach is capable of being remedied, the breach will not be considered an Event of Default under this Agreement for a period of 30 days after the date on which the Lender gives written notice of the breach to the Borrower; provided, however, that the Lender will not be obligated to extend any additional credit to the Borrower during that period.

9.    ENFORCING THIS AGREEMENT; MISCELLANEOUS.

        9.1    Illinois Law.    THIS AGREEMENT IS GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS.

        9.2    Successors and Assigns.    This Agreement is binding on the Borrower's and the Lender's Successors and Assignees. The Borrower agrees that it may not assign this Agreement without the Lender's prior consent. The Lender may sell Participations in or assign the Term Loan, and may exchange financial information about the Borrower with actual or potential Participants or Assignees.

        9.3    Severability; Waivers.    If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Lender retains all rights, even if it makes a loan after default. If the Lender waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

        9.4    Attorneys' Fees.    The Borrower shall reimburse the Lender for any reasonable out-of-pocket costs and attorneys' fees incurred by the Lender in connection with the enforcement of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Lender is entitled to recover costs and reasonable attorneys' fees incurred by the Lender related to the preservation, protection, or enforcement of any rights of the Lender in such a case.

        9.5    One Agreement.    This Agreement and any related security or other agreements required by this Agreement, collectively:

          (a)  represent the sum of the understandings and agreements between the Lender and the Borrower concerning this credit; and

          (b)  replace any prior oral or written agreements between the Lender and the Borrower concerning this credit; and

          (c)  are intended by the Lender and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

        9.6    Indemnification.    The Borrower will indemnify and hold the Lender harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Lender to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit; provided, however, that Borrower shall not be required to provide any indemnity hereunder (i) for any indemnified party's gross negligence or willful misconduct, including failure to materially comply with applicable law or (ii) any matter settled without Borrower's consent, which consent shall not be unreasonably withheld. This indemnity includes but is not limited to attorneys' fees. This indemnity extends to the Lender, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Lender. All sums due to the Lender hereunder shall be obligations of the Borrower, due and payable immediately without demand.

        9.7    No Future Commitment.    The Borrower acknowledges that the Lender has made no commitment to extend any additional credit to the Borrower or to continue the credit provided hereunder after this Agreement expires or is terminated as provided herein.

        9.8    Notices.    All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Lender and the Borrower may specify from time to time in writing. Notices sent by first class mail shall be deemed delivered on the earlier of actual receipt or on the fourth business day after deposit in the U.S. mail.

        9.9    Headings.    Article and Section headings are for reference only and will not affect the interpretation or meaning of any provisions of this Agreement.

        9.10    Counterparts.    This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, will be deemed an original but all such counterparts will constitute but one and the same agreement.

        9.11    Consent to Jurisdiction.    To induce the Lender to accept this Agreement, the Borrower irrevocably agrees that, subject to the Lender's sole and absolute election, THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF PROCESS UPON THE BORROWER, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO THE BORROWER AT THE ADDRESS STATED ON THE SIGNATURE PAGE HEREOF AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT.

        9.12    Waiver of Jury Trial.    THE BORROWER AND THE LENDER EACH WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THIS AGREEMENT OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY CLAIM AGAINST THE LENDER OR ANY OTHER PERSON INDEMNIFIED UNDER THIS AGREEMENT ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES.

This Agreement is executed as of the date stated at the top of the first page.

BANK OF AMERICA, N.A.			WORLD TRAVEL, LLC
			By:	Valvino Lamore, LLC, its Sole Member
By:				By:	/s/ STEPHEN A. WYNN
	Name:	Peter J. Vitale			Name:	Stephen A. Wynn
	Title:	Vice President			Title:	Managing Member

Address where notices to the Lender are to be sent:	Address where notices to the Borrower are to be sent:
300 South Fourth Street 2nd Floor Las Vegas, Nevada 89101 Attention: Peter Vitale Facsimile No.: (702) 654-7158	3145 Las Vegas Boulevard, South Las Vegas, Nevada 89109 Attention: Stephen Wynn Facsimile No.: (702) 733-4596

        9.13    AND NOT BEFORE A JURY.    THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY CLAIM AGAINST THE LENDER OR ANY OTHER PERSON INDEMNIFIED UNDER THIS AGREEMENT ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES.

This Agreement is executed as of the date stated at the top of the first page.

BANK OF AMERICA, N.A.			WORLD TRAVEL, LLC
			By:	Valvino Lamore, LLC, its Sole Member
By:	/s/ PETER J. VITALE			By:
	Name:	Peter J. Vitale			Name:	Stephen A. Wynn
	Title:	Vice President			Title:	Managing Member

Address where notices to the Lender are to be sent:	Address where notices to the Borrower are to be sent:
300 South Fourth Street 2nd Floor Las Vegas, Nevada 89101 Attention: Peter Vitale Facsimile No.: (702) 654-7158	3145 Las Vegas Boulevard, South Las Vegas, Nevada 89109 Attention: Stephen Wynn Facsimile No.: (702) 733-4596

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Amended and Restated Business Loan Agreement